Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 29, 2008 relating to the financial statements of Sims Metal Management Limited for the year ended June 30, 2008, which appears in Sims Metal Management Limited’s Annual Report on Form 20-F.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Sydney, Australia
January 23, 2009